PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 15, 2010)	Registration No. 333-169980
Up to 100,000,000 Shares of
Common Stock
     This prospectus supplement (“Prospectus Supplement”) of Hampton Roads Bankshares, Inc. (the “Company”) relates a rights offering of up to 100,000,000 shares of common stock to our existing shareholders as of 5:00 p.m., Eastern Time, on September 29, 2010, as described in the prospectus dated November 15, 2010, which we refer to herein as the “Prospectus.” This Prospectus Supplement should be read in conjunction with the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.
     You should carefully consider the risk factors beginning on page S-21 of the Prospectus and on page 2 of this Prospectus Supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Prospectus Supplement or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is November 26, 2010.
Recent Developments
     Failure to Satisfy NASDAQ Continued Listing Requirement
     The Company received a letter on November 17, 2010 (the “Notification Letter”) from The NASDAQ Stock Market (“NASDAQ”) indicating that it no longer satisfies NASDAQ’s listing requirement under Listing Rule 5450(a)(1) (the “Bid Price Rule”) The Notification Letter states that the minimum bid price of the Company’s common stock has traded below $1.00 per share for 30 consecutive business days and that the Company is therefore not in compliance with the Bid Price Rule.
     The Notification Letter has no effect at this time on the listing of the Company’s common stock on the NASDAQ Global Select Market and the Company’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “HMPR.”
     The Notification Letter states that the Company will have until May 16, 2011 to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If the Company does not regain compliance by May 16, 2011, NASDAQ will provide written notification to the Company that its common stock will be subject to delisting from the NASDAQ Global Select Market. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on the NASDAQ Capital Market, and submits a timely notification to NASDAQ to transfer the listing of its common stock to the NASDAQ Capital Market. The Company may also appeal NASDAQ’s delisting determination to a NASDAQ Hearings Panel.
     The Company intends to actively monitor the bid price of its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ requirements. Such actions could include implementation of the reverse split of the Company’s common stock that was authorized by the Company’s stockholders (the “Reverse Stock Split”) at the Company’s 2010 annual meeting on September 28, 2010 (the “Annual Meeting”). If necessary, the Company will implement the Reverse Stock Split, which must be completed no later than May 2, 2011 in order to regain compliance with the Bid Price Rule. In the event the Board of Directors implements the Reverse Stock Split, the Company will make a public announcement to stockholders prior to the record date.
     Securities and Exchange Commission Informal Inquiry
     On November 22, 2010, the Securities and Exchange Commission’s Division of Enforcement notified the Company that the Division is conducting an informal inquiry into the Company’s provisions and allowances for loan losses and deferred tax asset valuation allowances contained in its annual and quarterly reports for fiscal years 2008 through 2010. The Company intends to cooperate fully with the Commission.
RISK FACTORS
If we fail to regain compliance with the continued listing requirements of the NASDAQ Global Select Market, our common stock could be delisted.
     Our common stock is listed on the NASDAQ Global Select Market. As a NASDAQ Global Select Market listed company, we are required to comply with the continued listing requirements of the NASDAQ Marketplace Rules to maintain our listing status. On November 17, 2010, the Company received the Notification Letter from NASDAQ notifying the Company that it no longer meets NASDAQ’s continued listing requirement under the Bid Price Rule. The Notification Letter states that the minimum bid price of the Company’s common stock has traded below $1.00 per share for 30 consecutive business days and that the Company is therefore not in compliance with the rule.
     The Notification Letter states that the Company will be afforded 180 calendar days, or until May 16, 2011, to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If the Company does not regain compliance by May 16, 2011, NASDAQ will provide written notification to the Company that its common stock will be subject to delisting from the NASDAQ Global Select Market. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on the NASDAQ Capital Market, and submits a timely notification to NASDAQ to transfer the listing of its common stock to the NASDAQ Capital Market. The Company may also appeal NASDAQ’s delisting determination to a NASDAQ Hearings Panel.
     The Company intends to actively monitor the bid price of its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ requirements. Such actions could include implementation of the Reverse Stock Split of the Company’s common stock that was authorized by the Company’s stockholders at the Annual Meeting. If necessary, the Company will implement the Reverse Stock Split, which must be completed no later than May 2, 2011 in order to regain compliance with the Bid Price Rule. In the event the Board of Directors implements the Reverse Stock Split, the Company will make a public announcement to stockholders prior to the record date. If, however, we are unable to implement the Reverse Stock Split for any reason and/or if we are unable to otherwise regain compliance with NASDAQ continued listing requirements, our common stock could be delisted.

     Delisting from the NASDAQ Global Select Market could reduce the ability of investors to purchase or sell our common stock as quickly and as inexpensively as they have done historically and could subject transactions in our securities to the penny stock rules. Furthermore, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our securities because of the penny stock disclosure rules. Not maintaining a listing on a major stock market or exchange may result in a material decline in the market price of our common stock due to a decrease in liquidity and reduced interest by institutions and individuals in investing in our securities. Delisting could also make it more difficult for us to raise capital in the future.
The informal inquiry by the Securities and Exchange Commission may harm our business.
     On November 22, 2010, the Securities and Exchange Commission’s Division of Enforcement notified the Company that the Division is conducting an informal inquiry into the Company’s provisions and allowances for loan losses and deferred tax asset valuation allowances contained in its annual and quarterly reports for fiscal years 2008 through 2010. The Company intends to cooperate fully with the Division and believes its provisions and allowances will be determined to be appropriate. However, we cannot predict the timing or eventual outcome of this inquiry. The inquiry could possibly result in penalties, sanctions or a restatement of our previously issued financial statements.
CAUTION ABOUT FORWARD-LOOKING STATEMENTS
     Where appropriate, statements in this Prospectus Supplement may contain forward-looking statements. The following statements in this Prospectus Supplement may be deemed to be forward-looking statements.
•	If we fail to regain compliance with the continued listing requirements of the NASDAQ Global Select Market, our common stock could be delisted;

•	If necessary, the Company will implement the Reverse Stock Split, which must be completed no later than May 2, 2011 in order to regain compliance with the Bid Price Rule;

•	The informal inquiry by the Securities and Exchange Commission may harm our business; and

•	The Company intends to cooperate fully with the Division and believes its provisions and allowances will be determined to be appropriate.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Material Trends and Uncertainties
     On November 22, 2010, the Securities and Exchange Commission informed the Company that it is conducting an informal inquiry related to certain accounting matters. For a further discussion of this matter, see “Risk Factors — The informal inquiry by the Securities and Exchange Commission may harm our business.”
LEGAL PROCEEDINGS
     On November 22, 2010, the Securities and Exchange Commission informed the Company that it is conducting an informal inquiry related to certain accounting matters. For a further discussion of this matter, see “Risk Factors — The informal inquiry by the Securities and Exchange Commission may harm our business.”

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